Exhibit 99.1

Tri-State announces Todd Telesz as Chief Financial Officer
•Cooperative and financial leadership supports Tri-State's clean energy transition.
•Current CFO Pat Bridges to retire in March 2024.

(Westminster, Colo., January 12, 2024) Todd Telesz will join Tri-State Generation and Transmission Association as senior vice president and chief financial officer, beginning Jan. 29, 2024. Telesz brings decades of financial and cooperative leadership to the not-for-profit wholesale power supply cooperative, which will greatly benefit Tri-State's member systems and be invaluable as the association continues its energy transition.

Telesz most recently served as chief executive officer & general manager of Basin Electric Power Cooperative, leading a 141-member, multi-state generation and transmission cooperative. Telesz previously served as senior vice president of the Power, Energy and Utilities Division of CoBank, one of the largest private providers of credit to the U.S. rural economy. Both organizations have longstanding relationships with Tri-State.

“Todd joins our leadership team at a pivotal moment in Tri-State's energy transition,” said Duane Highley, Tri-State CEO. “Todd is an expert financial strategist with a deep commitment to the cooperative business model, and will help us optimize our financial portfolio to preserve power affordability, invest in reliable and cleaner resources, and drive greater value for our members.”

“I’m excited to join Tri-State and work with its talented team and engaged membership,” said Todd Telesz. “Tri-State is well positioned financially to advance its energy transition, ensuring affordable wholesale rates and meeting the needs of our members.”

Telesz holds a Bachelor of Science degree in Economics, with Honors, from The Wharton School of the University of Pennsylvania, and serves on several not-for-profit boards of directors.

Tri-State announced in August 2023 that Pat Bridges, senior vice president and chief financial officer since 2008, would retire in March 2024. Telesz and Bridges will work together in the coming months to ensure a smooth transition.

Exhibit 99.1
“I want to thank Pat for his service to Tri-State and our members. Through a period of significant growth, Pat ensured our success as we invested in the resources that have kept our power supply reliable, affordable and responsible,” said Highley. “Pat will leave Tri-State financially strong and prepared for the future. We wish Pat the very best in retirement.”

About Tri-State
Tri-State is a wholesale power supply cooperative, operating on a not-for-profit basis, with 45 members, including 42 utility electric distribution cooperative and public power district members in four states that together deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the West. Visit www.tristate.coop.

Contact: Lee Boughey, 303-254-3555, lboughey@tristategt.org

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Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.